Oramed Pharmaceuticals Granted Approval to
Conduct Phase 2A Trials of Its Oral Insulin Capsule

Study Designed to Evaluate Safety and Efficacy on
Type II Diabetic Volunteers

JERUSALEM, Israel - March 18, 2008 -- Oramed Pharmaceuticals Inc. (OTCBB:ORMP, www.oramed.com) has been granted approval by the Institutional Review Board (IRB) committee of Hadassah Medical Center in Jerusalem to conduct a Phase 2A study of its oral insulin on diabetic volunteers. This Phase 2A study is designed to evaluate the safety and efficacy of Oramed’s oral insulin capsule on Type II diabetic volunteers.This study is slated to begin in the second quarter of 2008. The trials are expected to last several months.

“Oramed’s oral insulin aims to revolutionize the current methods of treating diabetes,” said Nadav Kidron, CEO of Oramed Pharmaceuticals. “An effective oral insulin capsule would make insulin an earlier form of treatment for diabetes patients, thereby allowing them to better control and balance their disease, leading to a healthier overall condition.”

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is an Israeli-based company focused on the development of oral delivery solutions based on proprietary technology. Diabetes is one of the most rapidly growing diseases in the world and is one that requires constant and often unpleasant monitoring and drug therapy regimens. Oramed is currently developing an orally ingestible insulin capsule for the treatment of diabetes. The company is also pursuing the development of oral delivery solutions for other drugs and vaccines.

For more information please visit our website at: www.oramed.com.

Forward-looking statements
Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements

Contact:
Oramed Pharmaceuticals, Inc
Investor Relations:
Erika Moran
Public Relations:
Lynn Granito, Steve Melfi
212-825-3210
info@oramed.com
www.oramed.com